Exhibit 99.1

BED BATH & BEYOND INC. REPORTS RESULTS
FOR FISCAL THIRD QUARTER
•	Net Earnings per Diluted Share Increase by 71% to $.58
•	Net Sales Increase by 10.8%
•	Comparable Store Sales Increase by 7.3%
•	Estimates Net Earnings per Diluted Share of $.67 to $.71 for Fourth Quarter Ending February 27, 2010

UNION, New Jersey, January 6, 2010 — Bed Bath & Beyond Inc. today reported net earnings of $.58 per diluted share ($151.3 million) in the fiscal third quarter ended November 28, 2009, an increase of approximately 71% versus net earnings of $.34 per diluted share ($87.7 million) in the same quarter a year ago.  Net sales for the fiscal third quarter of 2009 were approximately $1.975 billion, an increase of approximately 10.8% from net sales of approximately $1.783 billion reported in the fiscal third quarter of 2008.  Comparable store sales in the fiscal third quarter of 2009 increased by approximately 7.3%, compared with a decrease of approximately 5.6% in last year’s fiscal third quarter.

For the fiscal nine months ended November 28, 2009, the Company reported net earnings of $1.44 per diluted share ($374.0 million), an increase of approximately 31% over net earnings of $1.10 per diluted share ($283.7 million) in the corresponding period a year ago.  Net sales for the fiscal nine months of 2009 were approximately $5.585 billion, an increase of approximately 5.7% from net sales of approximately $5.285 billion in the corresponding period a year ago.  Comparable store sales for the fiscal nine months of 2009 increased by approximately 1.7%, compared with a decrease of approximately 1.7% in last year’s fiscal nine months.

The Company now estimates that it will earn approximately $.67 to $.71 per diluted share for the fiscal fourth quarter and approximately $2.11 to $2.15 per diluted share for all of fiscal 2009.

As of November 28, 2009, the Company had a total of 1,083 stores, including 958 Bed Bath & Beyond stores in 49 states, the District of Columbia, Puerto Rico and Canada, 57 Christmas Tree Shops stores, 26 buybuy BABY stores, and 42 stores under the names of Harmon or Harmon Face Values.  During the fiscal third quarter, the Company opened 16 Bed Bath & Beyond stores, seven buybuy BABY stores, four Christmas Tree Shops stores and one Harmon Face Values store and closed one Bed Bath & Beyond store.  Consolidated store space as of November 28, 2009 was approximately 33.4 million square feet. Since the beginning of the fiscal fourth quarter on November 29, 2009, three additional Bed Bath & Beyond stores and one Harmon Face Values store have been opened and one Bed Bath & Beyond store has been closed.  In addition, through a joint venture, the Company operates two stores in the Mexico City market under the name “Home & More.”

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Bed Bath & Beyond Inc. and subsidiaries (the “Company”) is a chain of retail stores, operating under the names of Bed Bath & Beyond, Christmas Tree Shops, Harmon, Harmon Face Values and buybuy BABY.  Through a joint venture, the Company also operates retail stores in Mexico under the name “Home & More.”  The Company sells a wide assortment of domestics merchandise and home furnishings, which include food, giftware, health and beauty care items and infant and toddler merchandise.  Shares of Bed Bath & Beyond Inc. are traded on NASDAQ under the symbol “BBBY” and are included in the Standard and Poor’s 500 and Global 1200 Indices and the NASDAQ-100 Index.  The Company is counted among the Fortune 500 and the Forbes 2000.

This press release may contain forward-looking statements.  Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, estimate, assume, continue, project, plan, and similar words and phrases.  The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors that may be outside the Company’s control. Such factors include, without limitation: general economic conditions including the housing market, a challenging overall macroeconomic environment and related changes in the retailing environment, consumer preferences and spending habits; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; unusual weather patterns; competition from existing and potential competitors; competition from other channels of distribution; pricing pressures; the cost of labor, merchandise and other costs and expenses; the ability to find suitable locations at acceptable occupancy costs to support the Company’s expansion program; the impact of failed auctions for auction rate securities held by the Company; and matters arising out of or related to the Company’s stock option grants and procedures and related matters, including any tax implications relating to the Company’s stock option grants.  The Company does not undertake any obligation to update its forward-looking statements.

INVESTOR CONTACTS:

Kenneth C. Frankel                                                                                    (908) 855-4554

Lisa S. Kaplowitz                                                                                                  (908) 855-4083

(Tables Follow)

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	November 28,	November 29,	November 28,	November 29,
	2009	2008	2009	2008

Net sales	$1,975,465	$1,782,683	$5,584,714	$5,285,066

Cost of sales	1,163,053	1,089,826	3,332,091	3,196,888

Gross profit	812,412	692,857	2,252,623	2,088,178

Selling, general and administrative expenses	566,801	556,483	1,642,677	1,645,564

Operating profit	245,611	136,374	609,946	442,614

Interest income	737	1,396	3,980	8,872

Earnings before provision for income taxes	246,348	137,770	613,926	451,486

Provision for income taxes	95,060	50,070	239,935	167,741

Net earnings	$151,288	$87,700	$373,991	$283,745

Net earnings per share - Basic	$0.59	$0.34	$1.45	$1.11
Net earnings per share - Diluted	$0.58	$0.34	$1.44	$1.10

Weighted average shares outstanding - Basic	258,074	256,150	257,610	256,503
Weighted average shares outstanding - Diluted	260,913	258,174	259,872	258,805

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, unaudited)

	November 28,	November 29,
	2009	2008
Assets

Current assets:
Cash and cash equivalents	$854,641	$233,356
Short term investment securities	162,934	4,000
Merchandise inventories	1,954,995	1,920,481
Other current assets	353,419	332,321

Total current assets	3,325,989	2,490,158

Long term investment securities	152,248	230,910
Property and equipment, net	1,118,272	1,134,802
Other assets	331,257	339,520

	$4,927,766	$4,195,390

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$718,921	$613,217
Accrued expenses and other current liabilities	281,494	267,882
Merchandise credit and gift card liabilities	162,882	165,837
Current income taxes payable	24,216	7,753

Total current liabilities	1,187,513	1,054,689

Deferred rent and other liabilities	238,660	206,465
Income taxes payable	103,160	80,637

Total liabilities	1,529,333	1,341,791

Total shareholders’ equity	3,398,433	2,853,599

	$4,927,766	$4,195,390

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands, unaudited)

	Nine Months Ended
	November 28,	November 29,
	2009	2008
Cash Flows from Operating Activities:

Net earnings	$373,991	$283,745
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	137,034	130,744
Stock-based compensation	32,809	32,352
Tax benefit from stock-based compensation	(1,805)	(890)
Deferred income taxes	(16,206)	(23,709)
Other	(147)	311
(Increase) decrease in assets:
Merchandise inventories	(312,656)	(303,500)
Trading investment securities	(4,998)	(62)
Other current assets	(83,633)	(69,322)
Other assets	377	(869)
Increase (decrease) in liabilities:
Accounts payable	206,883	62,914
Accrued expenses and other current liabilities	37,363	7,462
Merchandise credit and gift card liabilities	(2,739)	(5,415)
Income taxes payable	10,607	(20,208)
Deferred rent and other liabilities	15,216	13,476

Net cash provided by operating activities	392,096	107,029

Cash Flows from Investing Activities:

Redemption of available-for-sale investment securities	33,320	95,250
Purchase of held-to-maturity investment securities	(119,950)	—
Capital expenditures	(108,619)	(162,986)
Investment in unconsolidated joint venture, including fees	—	(4,782)

Net cash used in investing activities	(195,249)	(72,518)

Cash Flows from Financing Activities:

Proceeds from exercise of stock options	53,190	16,172
Excess tax benefit from stock-based compensation	3,028	3,622
Repurchase of common stock, including fees	(66,633)	(45,033)

Net cash used in financing activities	(10,415)	(25,239)

Net increase in cash and cash equivalents	186,432	9,272

Cash and cash equivalents:
Beginning of period	668,209	224,084
End of period	$854,641	$233,356